Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-295487 and Form S-8 No. 333-223523 pertaining to the Verizon Savings and Security Plan for Mid-Atlantic Associates of Verizon Communications Inc. of our report dated June 22, 2026, with respect to the financial statements and supplemental schedule of the Verizon Savings and Security Plan for Mid-Atlantic Associates included in this Annual Report (Form 11-K) for the year ended December 31, 2025.

/s/ Mitchell & Titus, LLP
Mitchell & Titus, LLP
New York, NY

June 22, 2026